As filed with the Securities and Exchange Commission on May 27, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEBUY GLOBAL LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	3621	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

35 Tampines Street 92 Singapore 528880
+65 8859 9762
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq.
Yarona L. Yieh, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue, 3rd Floor
New York, NY 10017
Telephone: +1-212-588-0022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with US GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby submits this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 27, 2025

WEBUY GLOBAL LTD

Up to 164,612 Class A ordinary shares

This prospectus relates to the proposed resale or other disposition, from time to time by the selling Shareholders identified herein (the “Selling Shareholders”), of an aggregate of up to 164,612 Class A ordinary shares of par value US$0.0000462 each (the “Shares”) of WEBUY GLOBAL LTD (the “Company”, “we”, “us’, “Webuy” and “our”).

The Shares were issued and sold to the Selling Shareholders on May 19, 2025 pursuant to certain debt settlement and mutual release agreements (the “Agreements”) between the Company and the Selling Shareholders, dated May 15, 2025.

We are registering the Shares on behalf of the Selling Shareholders, to be sold, transferred or otherwise disposed by them from time to time, in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 26 of this prospectus for more information. We are not selling any securities in this offering, and we will not receive any proceeds from the sale of any Shares by the Selling Shareholders. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

Our Class A ordinary shares of par value US$0.0000462 each (“Class A ordinary shares”) are traded on the Nasdaq Capital Market under the symbol “WBUY”. On May 23, 2025, the last reported sales price of our Class A ordinary shares on the Nasdaq Capital Market was $5.84 per share and we had 1,045,336 Class A ordinary shares   and 178,296 Class B ordinary shares of par value US$0.0000462 each (“Class B ordinary shares”) issued and outstanding. Our share price is volatile. During the 12 months prior to the date of this prospectus, our Shares have traded at a low of $0.17 (before the reverse stock splits effected on 15 January 2025 and 21 March 2025) and a high of $11.32. From the beginning of 2025 through May 23, 2025, our Shares have traded at a low of $0.17 (before the reverse stock splits) and a high of $11.32. There has been no change recently in our financial condition or results of operations that is consistent with the recent change in our share price.

The Selling Shareholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. This prospectus provides a general description of the securities being offered. You should read this prospectus before you invest in any of our securities.

WEBUY GLOBAL LTD is a Cayman Islands holding company that conducts its operations and operates its business the subsidiaries in Singapore and Indonesia. The majority of the Company’s operation is in Singapore and Indonesia. Investors are cautioned that you are not buying shares of the Singapore- or Indonesia-based operating companies but instead are buying shares of a Cayman Islands company with operations conducted itself and through its subsidiaries and that this structure involves unique risks to investors.

Investing in our Shares involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 13, the risk factors described under “Risk Factors” in the documents incorporated by reference herein, including those discussed in our Annual Report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), as well as the other information contained in or incorporated by reference in this prospectus before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2025

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders may offer from time to time up to an aggregate of up to 164,612 Class A ordinary shares. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Class A ordinary shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Class A ordinary shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Webuy,” “Company,” “we,” “our” and “us” refer to WEBUY GLOBAL LTD, a Cayman Islands exempted company.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A ordinary shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are incorporated by reference in this prospectus from the annual report (the “2024 Annual Report”).

Except where the context otherwise requires and for purposes of this annual report only, references to:

●	“New Retail” are to New Retail International Pte Ltd., a wholly owned subsidiary of WeBuy;

●	“BBPL” are to Bear & Bear Pte Ltd., a wholly owned subsidiary of New Retail;

●	“PTBK” are to PT Buah Kita Retail, a wholly owned subsidiary of PTWB;

●	“PTWB” are to PT Webuy Social Indonesia a 95% owned subsidiary of New Retail;

●	“PTWT” are to PT Webuy Travel Indonesia, a 70% owned subsidiary of PTWB;

●	“Subsidiaries” are to The Shopaholic Bear Pte Ltd., Bear Bear Pte Ltd., and PT Webuy Social Indonesia;

●	“TSB” are to The Shopaholic Bear Pte Ltd., a wholly owned subsidiary of New Retail;

●	“WTPL” are to Webuy Travel Pte. Ltd., a wholly owned subsidiary of New Retail.

●	“WAPL” are to Webuy Advisory Pte Ltd, a wholly owned subsidiary of New Retail;

●	“WPI” are to Webuy Prime Indonesia, a 99% owned subsidiary of New Retail;

●	“WTPL” are to Webuy Travel Pte. Ltd., a wholly owned subsidiary of New Retail;

●	“TWW” are to PT Travel With Webuy, a 99% owned subsidiary of WTPL;

●	“Subsidiaries” are to New Retail International Pte Ltd., The Shopaholic Bear Pte Ltd., Bear Bear Pte Ltd., and PT Webuy Social Indonesia, PT Buah Kita Retail, PT Webuy Travel Indonesia, Webuy Travel Pte. Ltd., Webuy Advisory Pte Ltd, Webuy Prime Indonesia, Webuy Travel Pte. Ltd., and PT Travel With Webuy;

●	“We”, “us”, “our”, the “Company”, and “our company” are to WeBuy and its subsidiaries; and

●	“WeBuy” are to WEBUY GLOBAL LTD, an exempted company with limited liability incorporated under the laws of the Cayman Islands.

Corporate History and Structure

The following is an organizational chart setting forth our corporate structure as of the date of this prospectus.

Our Business Model

Our social e-commerce community is built upon a “group buy” model, which fosters great customer engagement. On this platform, our customers are able to be part of a group purchase and enjoy lower prices, or purchase products and services individually. This also allows them to share purchase interests with their social network, strengthen existing connections and meet new acquaintances, and gain meaningful experience and additional shopping perks in the form of e-vouchers and sales commissions.

Our “group buy” model embraces a human element manifested in the Group Leader role offered to customers. Webuy and its network of suppliers work closely with its community of Group Leaders, forging a mutually dependent relationship to serve its customers. In helping to arrange for group purchases and delivery pick-up at a single location, these Group Leaders are significant in reducing Webuy’s user acquisition and logistics costs. These Group Leaders are well-equipped to carry out their delegated responsibility, being supported with technology tools, consistent training, marketing materials, and delivery services. Group Leaders’ houses could also serve as a pickup location for their local customers and reduce the delivery cost. An illustration of this model is below:

Competitive Strengths

We are committed to offering our customers product diversity, quality, and reliability. We believe we have several competitive strengths that will enable us to maintain and increase our market position in the industry. Our competitive strengths include:

●	We have a strong supply chain capability that allows us to build up our community by offering a more competitive value proposition than products offered through traditional supply chains.

●	We have a strong community network, the brand loyalty and positioning that provide us with a strong customer base when we venture into new product offerings and business segments.

●	We provide a competitive and comprehensive selection of product and service categories on our platform, including fresh produce, lifestyle daily essential items (including fast-moving consumer goods (“FMCG”)), e-vouchers and miscellaneous daily needs products.

●	Our executives and directors combine decades of on-the-ground local e-commerce operations and social media marketing experience, as well as professional expertise in the global finance field.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Recent Developments

Initial Public Offering

On October 20, 2023, the Company completed its initial public offering. In this offering, the Company issued 3,800,000 ordinary shares of par value US$0.000000385 each (“ordinary shares”) at a price of US$4.00 per share. The Company received gross proceeds in the amount of US$15,200,000 before deducting any underwriting discounts and expenses. The ordinary shares began trading on October 19, 2023 on the Nasdaq Capital Market under the ticker symbol “WBUY.”

On November 3 and November 24, 2023, the underwriters’ exercised their over-allotment option in full to purchase an additional 150,000 and 420,000 ordinary shares, respectively. The Company received gross proceeds of US$2,280,000 in the aggregate before deducting underwriting discounts and expenses.

The ordinary shares issued by the Company in connection with the initial public offering were subsequently re-designated and re-classified as Class A ordinary shares with a par value of US$0.000000385 each on a one-to-one- basis on March 8, 2024.

Change of Board of Directors and Management

On December 14, 2023, Ms. Lixia Tu tendered her resignation as an independent director, the chairman of the Audit Committee, and a member of the Nominating Committee and the Compensation Committee of the Company, effective December 14, 2023. On February 1, 2024, at the recommendation of the Nominating Committee and the Compensation Committee, the Board of Directors approved and confirmed the appointment of Ms. Fangqin Lin as the succeeding independent director, the chairwoman of the Audit Committee and a member of the Nominating Committee and the Compensation Committee of the Company, effective February 1, 2024.

General Shareholders Meetings

On March 8, 2024, the Company held an extraordinary general shareholder meeting (“EGM”) and effected amendments to its amended and restated memorandum and articles of association, under which the authorized share capital of the Company of US$100,100, which was divided into 260,000,000,000 ordinary shares, of a par value of US$0.000000385 each, was redesignated into (a) 259,950,000,000 Class A ordinary shares of a par value of US$0.000000385 each, and (b) 50,000,000 Class B ordinary shares of a par value of US$0.000000385 each,, and the 21,395,400 authorized and issued and outstanding ordinary shares held by BIN XUE, GBUY GLOBAL LTD, and WEBUY TALENT LTD were re-designated and re-classified as 21,395,400 class B ordinary shares with a par value of US$0.000000385 each.

On December 18, 2024, the Company held an annual general shareholder meeting (“AGM”) at which the shareholders approved, among others, a share consolidation of the Company’s issued and unissued ordinary shares at a ratio of not less than one (1)-for-ten (10) and not more than one (1)-for-forty (40) (the “Range”), with the exact ratio within the Range and the exact date to be determined by the Board in its sole discretion within 1 year. On January 15, 2025, the Board approved a share consolidation at a ratio of one (1)-for-forty (40), resulting in a change of the Company’s authorised share capital from US$100,100 divided into 260,000,000,000 ordinary shares, of a par value of US$0.000000385 each, divided into (a) 259,950,000,000 Class A ordinary shares of a par value of US$0.000000385 each and (b) 50,000,000 Class B ordinary shares of a par value of US$0.000000385 each to US$100,100 divided into 6,500,000,000 shares of a nominal or par value of US$0.0000154 each in the share capital of the Company divided into 6,498,750,000 class A ordinary shares of a nominal or par value of US$0.0000154 each and 1,250,000 class B ordinary shares of a nominal or par value of US$0.0000154 each.

On March 21, 2025, the Company held an EGM and effected (i) a share consolidation of the Company’s issued and unissued ordinary shares at a ratio of one (1)-for-three (3), resulting in a change of the Company’s authorised share capital from US$100,100 divided into 6,500,000,000 ordinary shares of a par value of US$0.0000154 each comprising (a) 6,498,750,000 class A ordinary shares of a par value of US$0.0000154 each and (b) 1,250,000 class B ordinary shares of a par value of US$0.0000154 each, to US$100,100 divided into 2,166,666,666.6̅6̅6 ordinary shares of a par value of US$0.0000462 each comprising (a) 2,166,250,000 class A ordinary shares of a par value of US$0.0000462 each and (b) 416,666.6̅6̅6 class B ordinary shares of a par value of US$0.0000462 each; and (ii) immediately following the share consolidation becoming effective, the authorized but unissued share capital of the Company was diminished by US$0.0000308 by the cancellation of the 0.6̅6̅6 authorized but unissued class B ordinary shares with par value of US$0.0000462 each in the capital of the Company (the “Diminution”) such that immediately following the Diminution, the authorized share capital of the Company was US$100,099.9999692 divided into 2,166,666,666 ordinary shares of a par value of US$0.0000462 each comprising (a) 2,166,250,000 class A ordinary shares of a par value of US$0.0000462 each and (b) 416,666 class B ordinary shares of a par value of US$0.0000462 each.

Adoption of Share Incentive Plan

On December 16, 2024, the Company adopted a 2024 equity incentive plan (the “2024 Plan”) to motivate, attract and retain directors, consultants or key employees to exert their best efforts on behalf of the Company and link their personal interests to those of the Company’s shareholders. The 2024 Plan had a maximum number of 4,200,000 Class A ordinary shares of par value US$0.000000385 each of the Company available for issuance pursuant to all awards under the 2024 Plan. On December 20, 2024, the Company issued 4,200,000 Class A ordinary shares of par value US$0.000000385 each under the 2024 Plan to certain employees of the Company as compensation for their continued service in the Company.

Follow-on Offerings

Self-Underwritten Offering

On May 2, 2024 and May 17, 2024, the Company completed a self-underwritten offering, wherein the Company issued 8,205,862 Class A ordinary shares of par value US$0.000000385 each at an issue price of US$0.29 per share. The Company received gross proceeds in the amount of US$2,900,000 before deducting any related expenses.

Convertible Debenture

On July 26, 2024, the Company entered into a securities purchase agreement with an accredited investor (the “Investor”) to place a Senior Secured Convertible Note (the “Note”) with a maturity date of 24 months after the issuance thereof in the aggregate principal amount of up to $2,400,000 (the “Transaction”), provided that in case of an event of default, the maturity date of the Note may be accelerated and be immediately due and payable. In addition, the Company paid to the Investor a $70,000 commitment fee at the closing.

The Investor may convert the Note in its sole discretion to Company’s Class A ordinary shares at $0.213, or 150% of the VWAP of the Class A ordinary shares on the trading day preceding the Note issuance, provided that the conversion price may not be less than $0.029 (the “Floor Price”). The Investor may not convert any portion of a Note if such conversion would result in the Investor beneficially owning more than 4.99% (the “Maximum Percentage”) of Company’s then issued and Class A ordinary shares, provided, if at any time after the date hereof the Investor beneficially owns in excess of 4.99% of the Class A ordinary shares in the Company that is registered under the 1934 Act or exempt from the registration and qualification requirements under the 1933 Act, then the Maximum Percentage shall automatically increase to 9.99%.

As of the date of this prospectus, the Company has a remaining balance of $645,750 on the Note.

Registered Direct Offering

On December 16, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors named thereto (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Registered Direct Offering”): (i) 5,372,792 Class A ordinary shares of the Company, par value $0.000000385 per share, at a purchase price of $0.1756 per share; and (ii) pre-funded warrants to purchase up to 15,640,447 Class A Ordinary Shares (the “Pre-Funded Warrants”) at a purchase price of $$0.1755 to the purchase price for Shares, less the exercise price of $0.0001 per share.

The Registered Direct Offering closed on December 17, 2024. The Company received approximately $3.7 million in gross proceeds from the Registered Direct Offering, before deducting placement agent fees and estimated offering expenses. The Company intends to use the net proceeds from the Registered Direct Offering for working capital and general corporate purposes.

The Pre-Funded Warrants were sold to the Purchasers, whose purchase of the Shares in the Registered Direct Offering would otherwise have resulted in the Purchasers, together with its affiliates and certain related parties, beneficially owning more than 9.99% of the issued and outstanding share capital of the Company following the consummation of the Registered Direct Offering. Each Pre-Funded Warrant represents the right to purchase one Class A Ordinary Share at an exercise price of $0.0001 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full (subject to the beneficial ownership limitation described above).

The Shares, the Pre-Funded Warrants and the Class A Ordinary Shares underlying the Pre-funded Warrants were offered by the Company pursuant to a registration statement on Form F-3 (File No.333-283356), previously filed and declared effective by the SEC on December 3, 2024, the base prospectus filed as part of the Registration Statement, and the prospectus supplement dated December 16, 2024.

On December 16, 2024, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with D. Boral Capital LLC (“DBC” or the “Placement Agent”), pursuant to which the Company engaged DBC as the exclusive placement agent in connection with the Registered Direct Offering. The Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Shares and the Pre-Funded Warrants. In addition, under the Placement Agency Agreement the Company agreed to pay the Placement Agent a placement agent fee in cash equal to seven percent (7.0%) of the aggregate gross proceeds raised from the sale. The Company also agreed to reimburse the Placement Agent at closing for legal and other expenses incurred by them in connection with the Registered Direct Offering in an amount not to exceed $180,000. Furthermore, the Placement Agent was granted a right of first refusal for a period of six (6) months from the closing date of the Registered Direct Offering.

Nasdaq Trading Suspension, Appeal and Reinstation

On January 26, 2024, WEBUY GLOBAL LTD (the “Company”) received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) regarding the Company’s failure to comply with Nasdaq Continued Listing Rule 5550(a)(2) (the “Rule”), which requires listed securities to maintain a minimum bid price of $1.00 per share. A failure to comply with Rule 5550(a)(2) exists when listed securities fail to maintain a closing bid price of at least $1.00 per share for 30 consecutive business days. Based on the closing bid price for the last 30 consecutive business days, the Company failed to meet the aforesaid requirement. Therefore, in accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until July 25, 2024, to regain compliance with the Rule. Subsequently, on July 25, 2024, the Company was provided an additional 180 calendar day compliance period, or until January 21, 2025, to demonstrate compliance.

On January 22, 2025, Webuy received a delisting notice from Nasdaq due to non-compliance with the $1.00 minimum bid price requirement. Following the expiration of the second 180-day compliance period on January 21, 2025, Nasdaq suspended trading of the Company’s shares on January 31, 2025. As a result, Webuy’s Shares were trading on the OTC market due to the implementation of new Nasdaq regulations that mandate immediate delisting after the second compliance period.

To regain its Nasdaq listing, the Company formally appealed the decision and presented its compliance plan at a hearing on February 27, 2025.

On March 21, 2025, the Panel granted the Company’s request for an exception to regain compliance with the Bid Price Rule. As a condition of continued listing, the Company must demonstrate compliance by May 2, 2025, and provide prompt notification of any significant developments affecting its status.

On April 30, 2025, the Company received a letter from Nasdaq confirming that the Company has demonstrated compliance with the minimum bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules, as required by the Panel decision. Consequently, the Company’s shares had been reinstated to trade on Nasdaq Capital Market, effective May 8, 2025.

Risk Factor Summary

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read “Risk Factors” and this prospectus in full. Our principal risks may be summarized as follows:

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	Any harm to our brand or reputation may materially and adversely affect our business and result of operations.

●	We operate in a competitive environment and may lose market share and customers if we fail to compete effectively.

●	We may face challenges in expanding our product offerings.

●	If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

●	We have a history of losses, operating losses and negative cash flow from operating activities, and we may continue to incur losses and operating losses, and experience negative cash flow from operating activities, in the future.

●	We rely on commercial banks and third-party online payment service providers for payment processing on our platform. If these payment services are restricted or curtailed in any way or become unavailable to us or our buyers for any reason, our business may be materially and adversely affected.

●	If we or our suppliers fail to obtain and maintain the licenses, permits or approvals required by the jurisdictions we operate, our business, financial condition, and results of operations may be materially and adversely impacted.

●	If we are unable to maintain a strong customer base that attracts new customers and repeat purchases from existing customers, or if we are unable to build and sustain an integrated ecosystem for the goods we carry, our business, financial condition and results of operations may be materially and adversely affected.

●	If we fail to anticipate our customers’ needs and provide offerings to attract and retain customers, or fail to adapt our services or business model to changing needs of our customers or emerging industry standards, our business may be materially and adversely affected.

●	We depend on talented, experienced and committed personnel to grow and operate our business, and if we are unable to recruit, train, motivate and retain qualified personnel or sufficient workforce while controlling our labor costs, our business may be materially and adversely affected.

●	If we fail to recruit new Group Leaders or keep our existing Group Leaders motivated, our business may suffer.

●	Customer growth and activity on mobile devices depends upon effective use of mobile operating systems, networks and standards that we do not control.

●	We do not have, and may be unable to obtain, sufficient insurance to insure against certain business risks. As a result, we may be exposed to significant costs and business disruption.

●	We may be the subject of anti-competitive, harassing, or other detrimental conduct by third parties including complaints to regulatory agencies, negative blog postings, negative comments on social media and the public dissemination of malicious assessments of our business that could harm our reputation and cause us to lose market share, customers and revenues and adversely affect the price of our Class A ordinary shares.

●	We could face uncertain tax liabilities in various jurisdictions where it operates and suffer adverse financial consequences as a result.

●	We may need to raise capital in addition to this offering, which may not be available on favorable terms, if at all, and which may cause dilution to holders of our Class A ordinary shares, restrict our operations or adversely affect our ability to operate and continue our business.

●	Our indebtedness could have important consequences to you.

Risks Related to Our Securities

●	We do not intend to pay dividends for the foreseeable future.

●	The market price of our Class A ordinary shares can be volatile and can fluctuate substantially, which could result in substantial losses for purchasers of our Class A ordinary shares in this offering.

●	Short selling may drive down the market price of our Class A ordinary shares.

●	Our management has broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our results of operations or the price of our Class A ordinary shares.

●	Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

●	Further issuances of Class B ordinary shares may result in a dilution of the percentage ownership of the existing holders of Class A ordinary shares as a total proportion of ordinary shares in the Company.

●	Our controlling shareholder has substantial influence over the Company. Its interests may not be aligned with the interests of our other shareholders, and it could prevent or cause a change of control or other transactions.

●	The conversion of the Convertible Note or future sales of our Class A ordinary shares may further dilute our securities and adversely impact the price of our Class A ordinary shares.

Risks Related to Countries Where We Operate

●	Developments in the social, political, regulatory and economic environment in the countries where we operate, may have a material and adverse impact on us.

●	Disruptions in the international trading environment may seriously decrease our international sales.

●	Natural events, wars, terrorist attacks and other acts of violence involving any of the countries in which we or our clients have operations could adversely affect our operations and client confidence.

The Offering

This prospectus relates to the offer and resale by the Selling Shareholders of up to 164,612 Class A ordinary shares. All of the Shares, when sold, will be sold by the Selling Shareholders. The Selling Shareholders may sell the Shares from time to time at prevailing market prices or at privately negotiated prices.

Shares issued and outstanding before the offering	1,045,336 Class A ordinary shares and 178,296 Class B ordinary shares

Shares offered by the Selling Shareholders:	164,612 Class A ordinary shares issued on May 19, 2025

Shares issued and outstanding after the offering	1,045,336 Class A ordinary shares and 178,296 Class B ordinary shares

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Shareholders hereunder.

Risk Factors	An investment in the Class A ordinary shares offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 13 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol:	WBUY

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the factors described under the section titled “Risk Factors” in this prospectus and in the documents incorporated by reference herein and under a similar heading in any applicable prospectus supplement. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

RISK FACTORS

You should carefully consider the risks incorporated by reference in this prospectus before making an investment decision. You should also consider the matters described below and in “Risk Factors” in “Item 3. Key Information—D. Risk factors” in the 2024 Annual Report, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our Class A ordinary shares. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our Class A ordinary shares could decline, and you may lose all or part of your investment. The risks also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2024:

●	on an actual basis; and

●	On a pro forma basis to reflect the issuance of 164,612 Class A ordinary shares at a deemed value of approximately US$6.98 per share in connection with the debt settlement agreement dated May 15, 2025, with certain creditors, in full satisfaction of US$1,149,651.91 owed by PT Webuy Social Indonesia. The pro forma adjustments reflect the impact of this equity issuance on the Company’s capitalization as if such transaction had occurred on the balance sheet date.

The pro forma information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Use of Proceeds” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Actual	Pro forma
Cash and cash equivalents	$4,148,279	$4,148,279

Trade payables	6,102,417	4,952,765
Short-term debts, including amount due to a related party	264,177	264,177
Long-term debt	133,303	133,303
Convertible notes payable	1,525,220	1,525,220
Total indebtedness	$8,025,117	$6,875,465

Shareholders’ equity:
Ordinary shares, 52,381,600 shares outstanding on actual basis, 30,986,200 Class A ordinary shares outstanding on a pro forma basis after giving effect of the re-classification and re-designation, 61,571,956 Class A ordinary shares outstanding on a pro forma as adjusted basis, Class A ordinary shares outstanding on a further adjusted basis	35	35
Additional Paid-in capital	36,953,448	38,103,100
Accumulated deficit	(30,100,945)	(30,100,945)
Accumulated other comprehensive loss	271,452	271,452
Total Shareholders’ (Deficit)/Equity to shareholders of WEBUY GLOBAL	7,123,990	8,273,642
Deficit attributable to non-controlling interest	(231,588)	(231,588)
Total Shareholders’ (Deficit)/Equity	6,892,402	8,042,054
Total capitalization	14,917,519	14,917,619

SELLING SHAREHOLDERS

The Shares being offered by the Selling Shareholders are the those previously issued to the Selling Shareholders, and those issuable to the Selling Shareholders, upon exercise of the Pre-Funded Warrants. We are registering the Shares in order to permit the Selling Shareholders to offer the Shares for resale from time to time. The Selling Shareholders have not had any material relationship with us within the past three years, except for the purchase of securities in the March Private Placement and the May Private Placement. See section titled “March and May 2025 Offering” on page 40 of this prospectus for further details.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Class A ordinary shares held by each of the Selling Shareholders. The second column lists the number of Shares beneficially owned by each Selling Shareholder as of the date hereof. The third column shows the ownership of such shares as a percentage of the 1,045,336 Shares issued and outstanding as of the date of the prospectus. The fourth column lists the Shares being offered by this prospectus by the Selling Shareholders. The fifth column shows the ownership of the shares being offered hereby as a percentage of the 1,045,336 Shares issued and outstanding after the offering, assuming the offering was completed on the date of the prospectus. The sixth column shows how many shares each Selling Shareholder would own after the offering and assumes the sale of all of the Shares offered by the Selling Shareholders pursuant to this prospectus.

The table is based on information supplied to us by the Selling Shareholders with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to Shares. This information does not necessarily indicate beneficial ownership for any other purpose.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	Percentage of Shares Owned Prior to Offering	Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After the Offering	Percentage of Shares Owned after the Offering
Gao Chun Ju	49,401	4.73%	49,401	0	0%
Jin Wei	51,763	4.95%	51,763	0	0%
Wu Chun Xian	63,448	6.07%	63,448	0	0%
Total	164,612	15.75%	164,612	0	0%

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$100,099.9999692 divided into 2,166,666,666 ordinary shares, par value $0.0000462 per share, of which (a) 2,166,250,000 shares are Class A ordinary shares, par value $0.0000462 per share and (b) 416,666 shares are Class B ordinary shares, par value $0.0000462 per share.

As of the date of this prospectus, there are currently 1,045,336 Class A ordinary shares and 178,296 Class B ordinary shares issued and outstanding.

Our Memorandum and Articles of Association

A copy of our second amended and restated memorandum and articles of association (referred to below as “our memorandum and articles of association”) is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

The following are summaries of certain material provisions of our memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our memorandum and articles of association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share (the “Converting Class B Shareholder”) delivering a written notice to the Company that such holder elects to convert a specified number of Class B ordinary shares into Class A ordinary shares. In no event shall Class A ordinary shares be convertible into Class B ordinary shares.

Any transfer of any Class B ordinary shares to any person or entity which is neither ultimately controlled by any founder nor another holder of Class B ordinary shares or an affiliate of any founder or such other holder as defined in our articles, all Class B ordinary shares held by such holder shall be automatically and immediately converted into an equal number of Class A ordinary shares.

Any conversion of Class B ordinary shares into Class A ordinary shares pursuant to our articles of association shall be effected by the re-designation and re-classification of the relevant Class B ordinary shares into fully-paid Class A ordinary shares in equal number to the Converting Class B Shareholder. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the conversion of the relevant Class B ordinary shares as Class A ordinary shares.

Dividends. The holders of our Class A ordinary shares are entitled to such dividends as may be declared by our board of directors. Under our articles of association, a holder of Class B ordinary shares is not entitled to any dividend or distribution made by our Company, save for any distribution to shareholders in the event of the liquidation of our Company. Our memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by by way of a poll save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

●	at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative for the time being entitled to vote at the meeting;

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we shall, if required by the Companies Act, in each year hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of not less than ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or any other form approved by our board of directors. Notwithstanding the foregoing, our ordinary shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our memorandum and articles of association have provisions that provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Our articles of association contains a provision by which our shareholders waive any claim or right of action that they may have, both individually and on our behalf, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for our Company, except in respect of any fraud, willful default or dishonesty of such director.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our articles of association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our articles of association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Listing

Our Class A ordinary shares are listed on Nasdaq under the symbol “WBUY”.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Transhare Corporation.

DESCRIPTION OF DEBT SETTLEMENT AGREEMENTS

PTWB , a 95% owned subsidiary of the Company, has accounts payable in aggregate amount of US$1,149,651.91 to certain creditors, who designated the Selling Shareholders to receive settlement on their behalf. On May 15, 2025, the Company has decided to settle the accounts payable on behalf of PTWB by entering into a debt settlement and mutual release agreements (the “Agreements”) with the Selling Shareholders.

Pursuant to the Agreements, on May 19, 2025, the Company issued 164,612 Class A ordinary shares, valued at US$6.984 per share, which is 90% of the closing price as reported by Nasdaq on May 14, 2024. The issuance of the Shares constitutes full and final satisfaction, release and discharge of all outstanding obligations of PTWB to the Selling Shareholders on behalf of the creditors, and no further amounts will be due or payable in respect thereof. The Shares are subject to restrictions pursuant to Rule 144 of the Securities Act of 1933, as amended.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Shareholders. All of the net proceeds from the sale of the Shares will go to the Selling Shareholders as described below in the sections entitled “Selling Shareholders” and “Plan of Distribution”.  We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will offer the Shares at the prevailing market prices or privately negotiated prices. The offering price of the Shares does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The Class A ordinary shares may not trade at the market prices in excess of the offering prices for the Shares in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DIVIDEND POLICY

We have not paid any cash dividends on our Class A ordinary shares to date and do not intend to pay cash dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

PLAN OF DISTRIBUTION

Each Selling Shareholder and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on any trading market, stock exchange or other trading facility on which the Class A ordinary shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling the Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell the Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that the Selling Shareholders inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares. We will pay certain fees and expenses incurred by us incident to the registration of the Shares.

Because the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that the Selling Shareholders confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholders.

We intend to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class A ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A ordinary shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of our Class A ordinary shares being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TAXATION

Please refer to “Item 10. Additional Information - E. Taxation” of our 2024 Annual Report which is herein incorporated by reference.

EXPENSES

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates.

SEC registration fee		$215
Printing fees and expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses		$8,500
Total		$8,715

LEGAL MATTERS

We are being represented by Ortoli Rosenstadt LLP with respect to certain legal matters as to United States federal securities and New York State law. The legality and validity of the Class A ordinary shares offered under this prospectus under the laws of the Cayman Islands was passed upon by Conyers Dill & Pearman Pte. Ltd. Ortoli Rosenstadt LLP may rely upon Conyers Dill & Pearman Pte. Ltd. with respect to matters governed by Cayman Islands law.

EXPERTS

The consolidated financial statements for the years ended December 31, 2024 and 2023, incorporated by reference in this prospectus have been so included in reliance on the report of OneStop Assurance PAC (“Onestop”), an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The office Onestop is located at 10 Anson Rd, #06-15 International Plaza, Singapore 079903. Their telephone number is +65 96449531.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy and information statements along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our corporate website is www.webuy.global. The information on our corporate website is not incorporated by reference in this prospectus or any other prospectus supplement that we file, and you should not consider it a part of this prospectus or any other such prospectus.

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus, which form a part of the registration statement, does not contain all of the information included in the registration statement, including certain exhibits and schedules. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the document or matter. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INTERESTS OF EXPERTS AND COUNSEL

No named expert of or counselor to us was employed on a contingent basis, or owns an amount of our shares (or those of our subsidiaries) which is material to that person, or has a material, direct or indirect economic interest in us or that depends on the success of the offering.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We were incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the U.S. and provides significantly less protection for investors than the U.S. Additionally, Cayman Islands companies may not have standing to sue in the federal courts of the U.S.

Most of our operations are conducted in Singapore and a majority of our consolidated assets are located outside of the United States. In addition, all of our directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state.

Although we are incorporated outside the United States, we have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the U.S. federal securities laws or securities laws of any U.S. state or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Cayman Islands

Conyers Dill & Pearman Pte. Ltd., our counsel with respect to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the U.S. federal securities laws or securities laws of any U.S. state.

We have been advised by Conyers Dill & Pearman Pte. Ltd. that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the Cayman Islands may recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and may give a judgment based thereon, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

There is uncertainty as to whether the courts of Singapore would (i) recognize or enforce judgments of United States courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Singapore against us or our directors or officers predicated upon the securities laws of the United States.

In making a determination as to enforceability of a judgment of the courts of the United States, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. Singapore courts would not recognize or enforce judgments against us, our directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such a determination has yet to be made by a Singapore court in a reported decision.

In addition, holders of book-entry interests in our shares will be required to exchange such interests for certificated shares and to be registered as shareholders in our shareholder register in order to have standing to bring a shareholder suit and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts.

A holder of book-entry interests in our shares may become a registered shareholder of our Company by exchanging such holder’s interest in our shares for certificated shares and being registered in our shareholder register. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceeding or enforcement action.

Indonesia

The judgments of United States courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States are not enforceable in Indonesian Courts.

A foreign court judgment could be offered and accepted into evidence in a proceeding on the underlying claim in an Indonesian court and may be given such evidentiary weight as the Indonesian court may deem appropriate in its sole discretion. A claimant may be required to pursue claims in Indonesian courts on the basis of Indonesian law. A purchaser of the shares may not be able to enforce judgments against the Indonesian subsidiary obtained in the United States based upon certain of the civil liability provisions of the securities laws of the United States or any states thereof in Indonesian courts, and Indonesian courts may not enter judgments in original actions brought in Indonesian courts based solely upon the civil liability provision of the securities laws of the United States or any state thereof. Re-examination of the underlying claim would be required before the Indonesian court. We cannot assure you that the claims or remedies available under Indonesian law will be the same, or as extensive as those available in other jurisdictions. We cannot assure you that the claims or remedies available under Indonesian law will be the same, or as extensive as those available in other jurisdictions.

INCORPORATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	our latest annual report on Form 20-F for the year ended December 31, 2024 filed with the SEC on April 22, 2025;

●	the description of our ordinary shares contained in exhibit 2.3 to the 2024 Annual Report, filed with the SEC on April 15, 2024, including any amendments or reports filed for the purpose of updating such description, and any amendment or report filed for the purpose of updating such description; and

●	our current reports on Form 6-K, furnished to the SEC on December 6, 2023, December 7, 2023, December 14, 2023, January 8, 2024, January 29, 2024, February 1, 2024, February 2, 2024, March 11, 2024, May 2, 2024, May 7, 2024, May 22, 2024, June 13, 2024, July 26, 2024, July 30, 2024, September 17, 2024, November 19, 2024, November 20, 2024, December 19, 2024, December 19, 2024, January 6, 2025, January 17, 2025, January 28, 2025, February 13, 2025, February 28, 2025, March 21, 2025, April 14, 2025, April 22, 2025, May 8, 2025 and May 23, 2025

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

WEBUY GLOBAL LTD

35 Tampines Street 92 Singapore 528880
+65 8859 9762

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WEBUY GLOBAL LTD

Up to 164,612 Class A ordinary shares

PROSPECTUS

The date of this prospectus is                , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide for indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Any underwriting agreement entered into in connection with an offering of securities will also provide for indemnification of us and our officers and directors in certain cases.

Item 9. Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act, as indicated in parentheses:

Exhibit Number	Description of Document
4.1	Form of Debt Settlement Agreement, incorporated by reference to Exhibit 10.1 to our current report on Form 6-K filed with the SEC on May 23, 2025
4.2	Registration Rights Agreement, incorporated by reference to Exhibit 10.2 to our current report on Form 6-K filed with the SEC on May 23, 2025
5.1*	Opinion of Conyers Dill & Pearman Pte. Ltd. regarding the legality of the Class A ordinary shares being registered
23.1*	Consent of OneStop Assurance PAC
24.1*	Power of Attorney (included on the signature page of this registration statement)
107*	Filing Fee Table

*	Filed herewith.

Item 10. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Not applicable.

(g)

(h)	If any provision or arrangement exists whereby the Registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or the underwriting agreement contains a provision whereby the Registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and the benefits of such indemnification are not waived by such persons, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.

(j)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

(k)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on May 27, 2025.

WEBUY GLOBAL LTD

By:	/s/ Bin Xue
Bin Xue
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bin Xue as attorney-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of the ordinary shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bin Xue	Chief Executive Officer and Chairman of the Board of Directors	May 27, 2025
Name: Bin Xue	(Principal Executive Officer)

/s/ Ai Lian Phang	Chief Financial Officer	May 27, 2025
Name: Ai Lian Phang	(Principal Accounting and Financial Officer)

/s/ Lei Liu	Chief Technology Officer	May 27, 2025
Name: Lei Liu

/s/ Michelle Ting Ting Tan	Director	May 27, 2025
Name: Michelle Ting Ting Tan

/s/ William Tat-Nin Chang	Independent Director	May 27, 2025
Name: William Tat-Nin Chang

/s/ Fangqin Lin	Independent Director	May 27, 2025
Name: Fangqin Lin

/s/ Lizhi Qiao	Independent Director	May 27, 2025
Name: Lizhi Qiao

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on May 27, 2025.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President